Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 N. Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
lauraf@addocommunications.com
Wayne Slomsky
Chief Financial Officer
714-688-7200

DDi Corp. Announces Preliminary First Quarter 2012 Results;

Full Financial Results to be Announced on April 24, 2012

ANAHEIM, Calif., April 16, 2012 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today announced preliminary unaudited financial results for its first quarter ended March 31, 2012.

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Estimated net sales for the first quarter of 2012 were $68.9 million, a sequential increase of 6.8% from $64.5 million from the fourth quarter of 2011 and an increase of 3.7% from $66.5 million for the first quarter of 2011. Our book-to-bill ratio for the first quarter of 2012 was approximately 1.08:1. The increase in net sales both sequentially and year-over-year are primarily due to stronger demand for products in the communications, computer, consumer electronics and automotive end markets. These increases were partially offset by lower sales in the military and aerospace, instrumentation and medical and business retail end markets.

•	Estimated gross profit margin for the first quarter of 2012 was 22.3%, a sequential decrease of 60 basis points from 22.9% and an increase of 100 basis points from 21.3% in the first quarter of 2011.

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Estimated operating income for the first quarter of 2012 was $6.8 million, a sequential decrease of 3.2% from $7.0 million in the fourth quarter of 2011 and a year-over-year increase of 26.4% from $5.4 million in the first quarter of 2011.

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Estimated net income and fully diluted earnings per share in the first quarter of 2012 were $6.3 million and $0.30, respectively, down sequentially from $6.7 million and $0.32, respectively, in the fourth quarter of 2011, and up from $5.0 million and $0.24 respectively, in the first quarter of 2011.

•	Estimated Adjusted EBITDA for the first quarter of 2012 was $9.6 million and was flat compared to the fourth quarter of 2011 and up from $8.0 million in the first quarter of 2011.

The Company will issue its first quarter 2012 earnings release on Tuesday, April 24, 2012, after market close; DDi will not be conducting a conference call for the first quarter of 2012. The estimated results in this release are preliminary and subject to completion and review of DDi’s full first quarter financial statements by DDi’s independent registered public accounting firm in conjunction with our 2012 first quarter Form 10-Q filing.

About DDi

Headquartered in Anaheim, California, DDi and its subsidiaries provide technologically advanced electronic interconnect design, engineering and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; potential impacts of natural disasters on the electronics industry and the Company’s supply chain; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp.

Unaudited Schedule of Non-GAAP Reconciliations

(In thousands)

	Qtr. Ended Mar. 31, 2012	Qtr. Ended Mar. 31, 2011	Qtr. Ended Dec. 31, 2011
Adjusted EBITDA:
Net income	$6,329	$5,005	$6,737
Add back:
Interest and other expense, net	409	296	207
Income tax expense	46	64	64
Depreciation	2,502	2,139	2,390
Amortization of intangible assets	—	190	44
Non-cash compensation	235	269	229
Restructuring and other related charges	68	—	(51)

Adjusted EBITDA	$9,589	$7,963	$9,620